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                                                                    EXHIBIT 99.2

                                  RISK FACTORS

RECENT DEVELOPMENTS

  RECENT TERRORIST ATTACKS HAVE ADVERSELY AFFECTED, AND MAY CONTINUE TO ADVERSELY AFFECT, OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS.

     Among the effects experienced by us from the September 11, 2001 terrorist attacks are significant flight disruption costs caused by the Federal Aviation Administration ("FAA") imposed grounding of the U.S. airline industry's fleet, significantly increased security and other costs, significantly higher ticket refunds, significantly reduced load factors, and significantly reduced yields. Further terrorist attacks using commercial aircraft could result in another grounding of our fleet, and would likely result in significant reductions in load factor and yields, along with increased ticket refunds and security and other costs. In addition, terrorist attacks not involving commercial aircraft, or the general increase in hostilities relating to reprisals against terrorist organizations or otherwise, could result in decreased load factors and yields for airlines, including us, and could also result in increased costs. For instance, fuel costs, which have declined since September 11, 2001, could escalate if oil-producing countries are impacted by hostilities or choose to reduce output, which could also impact fuel availability. We currently have no fuel hedges in place to protect against price increases. Premiums for aviation insurance have increased substantially, and could escalate further, or certain aviation insurance could become unavailable or available only for reduced amounts of coverage, which would result in our failure to comply with the levels of insurance coverage required by aircraft lenders and lessors or required by applicable government regulations. Additionally, war-risk coverage or other insurance might cease to be available to our vendors, or might be available only at significantly increased premiums or for reduced amounts of coverage, which could adversely impact our operations or costs.

     As described in greater detail in our filings with the Securities and Exchange Commission, the terrorist attacks of September 11, 2001 involving commercial aircraft have adversely affected us and the airline industry generally. Those effects continue, although they have been mitigated somewhat by recently increased traffic, the Air Transportation Safety and System Stabilization Act (the "Stabilization Act") and our cost-cutting measures. Moreover, additional terrorist attacks, even if not made directly on the airline industry, or the fear of such attacks, could further negatively impact us and the airline industry.

     At this point, due in part to the lack of predictability of future traffic, business mix and yields, we are unable to estimate the long-term impact on us of the events of September 11, 2001 and the sufficiency of our financial resources to absorb that impact. However, given the magnitude of these unprecedented events and their potential subsequent effects, the adverse impact to our financial condition, results of operations and prospects may be material.

  WE MAY HAVE TO RECOGNIZE SPECIAL CHARGES RELATED TO GROUNDED AIRCRAFT, WHICH COULD AFFECT OUR COMPLIANCE WITH CERTAIN DEBT COVENANTS.

     As of November 12, 2001, we had 61 jet aircraft and 23 turboprop aircraft out of service from our fleet. The majority of these aircraft have been temporarily removed from service and we will continue to evaluate whether to return these temporarily grounded aircraft to service, which will primarily depend on demand and yield in the coming months. It is possible that all or a significant portion of these temporarily grounded aircraft will be permanently removed from service at a later date, which would result in special charges for impairment and exit costs. It is also possible that certain aircraft currently used in our operations and other long-lived assets could potentially be impaired, resulting in special charges. Such potential impairment, if any, of operating aircraft and other long-lived assets cannot be reasonably estimated until the economic environment in the airline industry has stabilized sufficiently to permit reasonable estimates of our resulting fleet plan, related cash flows, and market values of specific aircraft and other long-lived assets. We cannot predict when such conditions will occur. The special charges for all or a significant portion of the temporarily grounded aircraft would, and any special charges for impairment of operating aircraft and other long-lived assets could,

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be material and could affect our compliance with covenants contained in certain of our bank debt with a principal amount outstanding at October 31, 2001 of approximately $356 million, unless the terms of that bank debt were modified beforehand. We are in the process of negotiating with the applicable parties for modification of the covenants to prevent any potential noncompliance.

  THE AVIATION AND TRANSPORTATION SECURITY ACT WILL IMPOSE ADDITIONAL COSTS AND MAY CAUSE SERVICE DISRUPTIONS.

     On November 19, 2001, the President signed into law the Aviation and Transportation Security Act (the "Aviation Security Act"). This law federalizes substantially all aspects of civil aviation security, creating a new Transportation Security Administration under the Department of Transportation. Under the Aviation Security Act, all security screeners at airports will be federal employees, and substantially all elements of airline and airport security will be overseen and performed by federal employees, including federal security managers, federal law enforcement officers, federal air marshals and federal security screeners. The law, among other matters, mandates improved flight deck security, deployment of federal air marshals on board flights, improved airport perimeter access security, airline crew security training, enhanced security screening of passengers, baggage, cargo, mail, employees and vendors, enhanced training and qualifications of security screening personnel, additional provision of passenger data to U.S. Customs, and enhanced background checks. Funding for airline and airport security under the law is provided by a new $2.50 per enplanement ticket tax (subject to a $5 per one-way trip cap), and a new tax on air carriers estimated to total $700 million annually for all air carriers. Air carriers will be required to begin collecting the new ticket tax from passengers, and will become subject to the new tax on air carriers, 60 days after the date of enactment of the law. The law requires that, within three months of the date of enactment, the Under Secretary of Transportation for Security shall assume all civil aviation security functions and responsibilities, and that the Under Secretary may assume existing contracts for the provision of passenger screening services at U.S. airports for up to 270 days, after which all security screeners must be federal employees. The law also requires that all checked baggage be screened at all airports in the U.S. within 60 days of enactment, and that all U.S. airports have sufficient explosive detection systems in place to screen all checked baggage with such systems by December 31, 2002. On November 27, 2001, the Secretary of Transportation stated that it was unlikely that the requirements of the law would be met regarding screening of all checked baggage within 60 days of enactment. Implementation of the requirements of the Aviation Security Act will result in increased costs for us and our passengers and, because we may not be able to meet the requirements of the law regarding such screening while maintaining our current service levels, may result in service disruptions and delays.

RISK FACTORS RELATING TO THE COMPANY

  WE ARE CURRENTLY EXPERIENCING SIGNIFICANT OPERATING LOSSES.

     Since September 11, 2001, we have not generated positive cash flow from our operations. Although recently improved traffic has significantly decreased the average daily negative cash flow from operations, our cash flow from operations remains negative at approximately $3 to $4 million per day. Due to the lack of predictability of future traffic, business mix and yields occasioned in part by the September 11, 2001 terrorist attacks and their aftermath, we are unable to estimate when we will again generate positive cash flow from operations, and we expect to incur a loss in the fourth quarter, which loss could be significant. Although load factors have improved in recent weeks, they have done so against significantly reduced capacity. The reduced capacity, coupled with the fact that many of our costs are fixed in the intermediate to long term, will continue to drive higher unit costs. Cost per available seat mile for 2002 is expected to increase 5%, holding fuel rate constant, as compared to 2001. We anticipate incurring additional security and insurance costs in 2002 of approximately $150 to $200 million. Business traffic in most markets continues to be weak, which lowers yields and raises our break-even load factor. We cannot predict when business traffic or yields will increase. To date during the fourth quarter, carriers continue to offer reduced fares to attract passengers.

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  OUR HIGH LEVERAGE MAY AFFECT OUR ABILITY TO SATISFY OUR SIGNIFICANT FINANCING
  NEEDS.

     We have a higher proportion of debt compared to our equity capital than some of our principal competitors. In addition, we have fewer cash resources than some of our principal competitors. A majority of our property and equipment is subject to liens securing indebtedness. Accordingly, we may be less able than some of our competitors to withstand a prolonged recession in the airline industry or respond as flexibly to changing economic and competitive conditions.

     As of September 30, 2001, we had approximately $4.4 billion (including current maturities) of long-term debt and capital lease obligations, $0.2 billion of Continental-obligated mandatorily redeemable preferred securities of trust, and $1.3 billion of stockholders' equity. We have substantial commitments for capital expenditures, including for the acquisition of new aircraft. As of September 30, 2001, we had firm commitments for 84 aircraft from Boeing, with an estimated cost of approximately $4.0 billion. Twenty-four of the 26 aircraft deliverable from Boeing through March 2002 have been pre-financed. Of the remaining 60 aircraft deliverable prior to November 2005, we have backstop financing available from Boeing for 13 widebody aircraft, subject to negotiation of certain terms. We are currently in discussions with Boeing concerning the deferral of some of our firm order aircraft, which are scheduled to be delivered between 2002 and 2005.

     As of September 30, 2001, our subsidiary, ExpressJet, had firm commitments for 148 regional jets from Empresa Brasileira de Aeronautica S.A. ("Embraer"), with an estimated cost of approximately $2.3 billion. We will not have any obligation to take any such firm Embraer aircraft that are not financed by a third party and leased to us.

     In addition, we have significant operating lease obligations. For the nine months ended September 30, 2001, cash expenditures under operating leases relating to aircraft approximated $716 million and approximated $283 million relating to facilities and other rentals. For 2000, cash expenditures under operating leases relating to aircraft approximated $864 million and approximated $353 million relating to facilities and other rentals.

     Additional financing will be needed to satisfy our capital commitments. We cannot predict whether sufficient financing will be available for capital expenditures not covered by firm financing commitments. Subsequent to September 11, 2001, each of Moody's Investors Service, Standard and Poor's, Fitch Ibca, Duff & Phelps downgraded the credit ratings of a number of major airlines, including our credit ratings. We have been advised by Standard and Poor's that it intends to downgrade the credit rating on the senior unsecured debt of a number of airlines on November 29, 2001, including the credit rating on our senior unsecured debt, which will be adjusted from "B+" to "B." We have also been advised that these downgrades are being made in connection with Standard and Poor's reassessment of the factors it considers in evaluating the creditworthiness of airlines generally. Reductions in our credit ratings may increase the cost and reduce the availability of financing available to us.

  SIGNIFICANT CHANGES OR EXTENDED PERIODS OF HIGH FUEL COSTS WOULD MATERIALLY AFFECT OUR OPERATING RESULTS.

     Fuel costs constitute a significant portion of our operating expense. Fuel costs represented approximately 14.3% of our operating expenses for the nine months ended September 30, 2001 (excluding severance and other special charges and Stabilization Act compensation), 15.6% of our operating expenses for the year ended December 31, 2000 and 9.7% for the year ended December 31, 1999 (excluding fleet disposition/impairment losses). Fuel prices and supplies are influenced significantly by international political and economic circumstances. Although we currently have no fuel hedges in place to protect against fuel price increases, we have from time to time entered into petroleum swap contracts, petroleum call option contracts and/or jet fuel purchase commitments to provide some short-term protection (generally three to six months) against a sharp increase in jet fuel prices. Should we enter into any such arrangements in the future, our fuel hedging strategy may limit our ability to benefit from declines in fuel prices. If a fuel supply shortage were to arise from OPEC production curtailments, a disruption of oil imports or otherwise, higher fuel prices or reduction of scheduled airline service could result. Significant changes in fuel costs or extended periods of high jet fuel prices would materially affect our operating results.
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  LABOR COSTS IMPACT OUR RESULTS OF OPERATIONS.

     Labor costs constitute a significant percentage of our total operating costs. In July 2000, we completed a three-year program bringing all employees to industry standard wages and also announced and began to implement a phased plan to bring employee benefits to industry standard levels by 2003. The plan provides for increases in vacation, paid holidays, increased 401(k) matching contributions and additional past service retirement credit for most senior employees.

     Collective bargaining agreements between us and our mechanics (who are represented by the International Brotherhood of Teamsters) and between both us and ExpressJet and our respective pilots (who are represented by the Air Line Pilots Association) become amendable in January 2002 and October 2002, respectively. The schedules for these labor negotiations are being reviewed. We may incur increased labor costs in connection with negotiation of our collective bargaining agreements. In addition, certain other U.S. air carriers have experienced work slowdowns, strikes or other labor disruptions in connection with contract negotiations. Although we enjoy generally good relations with our employees, there can be no assurance that we will not experience labor disruptions in the future.

  OUR ABILITY TO UTILIZE CERTAIN NET OPERATING LOSS CARRYFORWARDS OR INVESTMENT TAX CREDITS MAY BE LIMITED BY CERTAIN EVENTS.

     At December 31, 2000, we had estimated net operating loss carryforwards ("NOLs") of $1 billion for federal income tax purposes that will expire through 2021 and federal investment tax credit carryforwards of $45 million that will expire through 2001. As of December 31, 2000, we had a net deferred tax liability of $650 million. Gross deferred tax liabilities of $1 billion were offset by gross deferred tax assets aggregating $677 million, including $366 million related to NOLs, net of a valuation allowance of $263 million. Due to a change in our ownership on April 27, 1993, the ultimate utilization of our NOLs and investment tax credits may be limited, as described below.

     Section 382 of the Internal Revenue Code ("Section 382") imposes limitations on a corporation's ability to utilize NOLs if it experiences an "ownership change." In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percentage points over a three-year period. In the event that an ownership change occurred, utilization of our NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of our stock at the time of the ownership change by the applicable long-term tax-exempt rate (which was 5% for September 2001 ownership changes). Any unused annual limitation may be carried over to later years, and the amount of the limitation may under certain circumstances be increased by the built-in gains in assets held by us at the time of the change that are recognized in the five-year period after the change. Under current conditions, if an ownership change were to occur, our annual NOL utilization would be limited to approximately $40 million per year other than through the recognition of future built-in gain transactions.

     In November 1998, Northwest completed its acquisition of certain equity interests in us previously held by Air Partners, L.P. and its affiliates, together with shares of our Class A common stock held by other investors, totaling 8,661,224 shares of the Class A common stock. On January 22, 2001, we repurchased 6,685,279 shares of our Class A common stock from Northwest and an affiliate. In addition, each issued share of our Class A common stock was reclassified into 1.32 shares of Class B common stock in a nontaxable transaction. We do not believe that these transactions resulted in an ownership change for purposes of Section 382.

  CONTINENTAL MICRONESIA'S DEPENDENCE ON THE JAPANESE ECONOMY MAY RESULT IN CURRENCY RISK.

     Because the majority of our Continental Micronesia subsidiary's traffic originates in Japan, its results of operations are substantially affected by the Japanese economy and changes in the value of the yen as compared to the U.S. dollar. To reduce the potential negative impact on Continental Micronesia's earnings associated with fluctuations in currency, we have entered into forward contracts as a hedge against a portion of our expected net yen cash flow position. As of September 30, 2001, we had hedged approximately 66% of 2002 projected yen-denominated net cash flows at a rate of 116 yen to $1 US.
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RISKS FACTORS RELATING TO THE AIRLINE INDUSTRY

  THE INDUSTRY IN WHICH WE COMPETE IS HIGHLY COMPETITIVE.

     The airline industry is highly competitive and susceptible to price discounting. Carriers use discount fares to stimulate traffic during periods of slack demand, to generate cash flow and to increase market share. Some of our competitors have substantially greater financial resources or lower cost structures than we do.

     Airline profit levels are highly sensitive to changes in fuel costs, fare levels and passenger demand. Passenger demand and fare levels are influenced by, among other things, the state of the global economy, domestic and international events, airline capacity and pricing actions taken by carriers. The weak U.S. economy, turbulent international events and extensive price discounting by carriers contributed to unprecedented losses for U.S. airlines from 1990 to 1993. Since September 11, 2001, these same factors, together with the effects of the terrorist attacks and the industry's reduction in capacity, have resulted in dramatic losses for us and the airline industry generally. We cannot predict when conditions will improve or when we will again generate positive cash flows from our operations.

     In recent years, the major U.S. airlines have sought to form marketing alliances with other U.S. and foreign air carriers. Such alliances generally provide for "code-sharing", frequent flyer reciprocity, coordinated scheduling of flights of each alliance member to permit convenient connections and other joint marketing activities. Such arrangements permit an airline to market flights operated by other alliance members as its own. This increases the destinations, connections and frequencies offered by the airline, which provide an opportunity to increase traffic on its segment of flights connecting with its alliance partners. Our alliance with Northwest Airlines is an example of such an arrangement, and we have existing alliances with numerous other air carriers. Other major U.S. airlines have alliances or planned alliances more extensive than ours. We cannot predict the extent to which we will benefit from our alliances or be disadvantaged by competing alliances.

     Since its deregulation in 1978, the U.S. airline industry has undergone substantial consolidation, and it may in the future experience additional consolidation. We routinely monitor changes in the competitive landscape and engage in analysis and discussions regarding our strategic position, including alliances and business combination transactions. We have had, and expect to continue to have, discussions with third parties regarding strategic alternatives. The impact of any consolidation within the U.S. airline industry cannot be predicted at this time.

  OUR BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION.

     As evidenced by the recent enactment of the Aviation Security Act, airlines are subject to extensive regulatory and legal compliance requirements that result in significant costs. The FAA from time to time issues directives and other regulations relating to the maintenance and operation of aircraft that require significant expenditures. Some FAA requirements cover, among other things, retirement of older aircraft, security measures, collision avoidance systems, airborne windshear avoidance systems, noise abatement, commuter aircraft safety and increased inspections and maintenance procedures to be conducted on older aircraft. We expect to continue incurring expenses in complying with the FAA's regulations.

     Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce revenues. Restrictions on the ownership and transfer of airline routes and takeoff and landing slots have also been proposed. The ability of U.S. carriers to operate international routes is subject to change because the applicable arrangements between the United States and foreign governments may be amended from time to time, or because appropriate slots or facilities are not made available. We cannot provide assurance that laws or regulations enacted in the future will not adversely affect us.

  OUR OPERATIONS ARE AFFECTED BY THE SEASONALITY ASSOCIATED WITH THE AIRLINE INDUSTRY.

     Due to greater demand for air travel during the summer months, revenue in the airline industry in the second and third quarters of the year is generally stronger than revenue in the first and fourth quarters of the year for most U.S. air carriers. Our results of operations generally reflect this seasonality, but have also been
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impacted by numerous other factors that are not necessarily seasonal, including the extent and nature of competition from other airlines, fare wars, excise and similar taxes, changing levels of operations, fuel prices, weather, air traffic control delays, foreign currency exchange rates and general economic conditions.

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